UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 15, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-13735 (Commission File Number)	36-3252484 (IRS Employer Identification No.)

501 West North Avenue
Melrose Park, Illinois (Address of principal executive offices)	60160 (Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibit
SIGNATURES
EX-10.01
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     J. J. Fritz Employment Agreement. Midwest Banc Holdings, Inc. (the “Company”), announced on May 6, 2009, that J.J. Fritz, the current president and chief executive officer of the Company and the Bank, would become senior executive vice president of the Company on May 15, 2009. On May 15, 2009, the Company entered into an employment agreement with Mr. Fritz terminating his old agreement. A copy of the new agreement is attached hereto as Exhibit 10.01 and incorporated herein by reference. A press release relating to Mr. Fritz’s appointment is attached hereto as Exhibit 99.1.
     Mr. Fritz also resigned as a director of the Company and Midwest Bank and Trust Company effective as of May 15, 2009.
     Under the new agreement, Mr. Fritz will receive a base salary of $331,500 per year until May 14, 2012. His base salary did not change. His old agreement terminated on November 1, 2010 and provided him with an option at that date to receive a lump sum payment equal to one year’s base salary.
     As provided in his old agreement, the new agreement requires the Company to provide Company-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for Mr. Fritz and his spouse until such time as he and his spouse reach age sixty-five or such later date as necessary for Medicare eligibility.
     The Company amended Mr. Fritz’s Supplemental Executive Retirement Agreement (“SERP”) by increasing Mr. Fritz’s “Benefit Percentage,” as defined and used under the SERP, from 30% to 35%. Mr. Fritz also agreed that a sale by the Company of equity or instruments convertible into equity during the twelve month period following May 15, 2009 would not constitute a change-in-control of the Company.
     In the event that Mr. Fritz’s employment is terminated by the Company prior to May 14, 2012, unless such termination by the Company is for cause (as defined in the agreement), Mr. Fritz shall continue to receive the compensation and benefits as provided in the agreement until May 14, 2012.
     In the event Mr. Fritz is terminated for cause or he terminates his employment for any reason, the Company shall have no obligation to make any payment to him under the agreement other than an amount equal to his base salary on a prorated basis to the date of termination.
     Mr. Fritz has agreed to comply with certain non-solicitation and non-compete provisions for a one year period from the last day on which he receives a timely payment of his base salary (the “Restriction Period”).
     In the event that the Company does not provide the benefits or payments as set forth by the agreement or the SERP, as and when required, (but not due to the limitations imposed by the EESA Programs (as defined in the agreement)), the foregoing non-competition and non-solicitation restrictions shall have no force or effect for any period following his termination of employment, for any reason. If such payments are suspended solely due to the application of the EESA Programs, the period of inapplicability shall correspond to the period during which payments are not being made; provided, however, that in no event will this provision cause the restrictive covenants to apply to any period beyond the original Restriction Period.
     Because of the Company’s participation in the EESA Programs, Mr. Fritz and the Company have agreed to amend the agreement if, and as may be, required by the regulatory guidance issued pursuant to the Emergency Economic Stabilization Act of 2009 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”). In this regard, the agreement, as amended, shall impose the minimum level of limitations on payments under the agreement as are required to permit the Company to comply with the limitations on executive compensation under the EESA Programs.
     If any amounts or benefits due or payable pursuant to the agreement are not payable during the period the Company participates in the EESA Programs, the Company’s obligations, absent such restrictions, shall continue,

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and all payments and benefits which would otherwise have been paid or provided shall be immediately paid and provided as soon as legally permissible. The Company, however, shall not be obligated to make such payments or provide such benefits if it is prohibited from doing so by EESA or ARRA or the rules and regulations issued, or to be issued, thereunder.
     The provisions of the previous paragraphs are not intended to, and shall not, constitute an expansion of the waiver executed by Mr. Fritz in December of 2008 with respect to the Company’s original participation in the EESA Programs. If the limitations described above are in excess of those which have been previously waived by Mr. Fritz, he shall not be deemed to have waived a claim of right to such payment or obligations, if the Company is otherwise limited under the EESA Programs from paying or providing such benefits.
     In the event that legal action is instituted against Mr. Fritz by a third party based on the performance or nonperformance by him of his duties, the Company has agreed to assume the defense of such action by its attorney or attorneys selected by the Company and will advance the costs and expenses thereof (including reasonable attorneys’ fees) and will indemnify Mr. Fritz against any judgment or amounts paid in settlement of said actions in accordance with its charter, by-laws, insurance and applicable law, without prejudice to or waiver by the Company of its rights and remedies against Mr. Fritz. In the event that there is a settlement or final judgment entered against Mr. Fritz in any such litigation, and the Company’s board of directors determines that Mr. Fritz should, in accordance with the Company’s charter, by-laws, insurance and applicable law, reimburse the Company, Mr. Fritz shall be liable to the Company for all such costs, expenses, damages and other amounts paid or incurred by the Company in the defense, settlement or other resolution of any such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by Mr. Fritz within thirty days after rendition of the final judgment.
     Roberto Herencia Restricted Stock Award. On May 15, 2009, the Company made a restricted stock award grant to Roberto Herencia, its president and chief executive officer, in accordance with the terms of his employment agreement. Pursuant to the employment agreement, Mr. Herencia was to receive an award of shares with a grant date face value of $250,000 as of May 15, 2009. Based upon the price of the Company’s common stock on May 15, 2009, Mr. Herencia received a restricted stock award of 150,000 shares under the Company’s Stock and Incentive Plan and an employment inducement award of 48,412 shares of restricted stock. A press release relating to these awards is attached hereto as Exhibit 99.1.
     These restricted stock awards will vest on December 31, 2009 or such later date as may be required in order to comply with the compensation limitations contained in Section 111(b)(3)(D) of the Emergency Economic Stabilization Act (“EESA”) as amended by Section 7001 of American Recovery and Reinvestment Act of 2009 (“ARRA”) and the rules and regulations to be promulgated thereunder (the “TARP Compensation Limitations”). In addition, these awards shall vest upon a change of control (as defined in the Stock and Incentive Plan) provided that such early vesting shall only be permitted while the Company remains subject to the TARP Compensation Limitations if such vesting is permitted by such TARP Compensation Limitations. Once the Company is no longer subject to the TARP Compensation Limitations, Mr. Herencia shall be eligible to earn a market competitive annual long-term incentive award.
Item 8.01. Other Events.
     On May 18, 2009, the Company began a process of liquidating all of its Bank Owned Life Insurance (“BOLI”) in order to reduce the Company’s investment risk. The cash surrender value of the BOLI was $85.5 million at March 31, 2009. The Company expects to record approximately $6.6 million in tax expense as a result of this transaction.
Item 9.01. Financial Statements and Exhibit.
(d) Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:

Exhibit 10.01	Employment Agreement of J. J. Fritz.

Exhibit 99.1	Press release dated May 21, 2009.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

May 21, 2009

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